Exhibit 16(c)

Proxy Voting Policies and Procedures

The series of the Hallmark Equity Series Trust invest in the voting securities of corporations and are subject to proxy voting policies and procedures. Each of the Hallmark series is a separate Fund, with its own investment sub-adviser that manages the day-to-day investments of the Fund. The Trust’s Board of Trustees has delegated to the investment sub-adviser authority to vote all proxies relating to each Fund’s portfolio securities. The Hallmark investment sub-advisers have a fiduciary duty to vote the proxies that they receive in connection with a fund’s portfolio securities in the best interest of the Fund and its shareholders, and to avoid any actual or potential conflict of interest. In discharging this fiduciary duty, each investment sub-adviser has adopted proxy voting policies and procedures that serve as guidelines for proxy voting decisions and detail the process by which such decisions are made.

The Funds’ investment sub-advisers will present its policies and procedures for voting proxies to the Board at least annually, and must notify the Board promptly of any material changes to its policies and procedures. The sub-advisers will provide reports on their proxy voting to the Funds’ Chief Compliance Officer as may reasonably be requested from time to time. Each sub-adviser will also provide the Chief Compliance Officer with its voting record information necessary for the timely filing of Form N-PX and at such additional times as may reasonably be requested. The Chief Compliance Officer will monitor the investment sub-advisers’ proxy voting record to ensure that their voting is consistent with their policies and procedures and applicable law.

Proxy voting policies and procedures with respect to portfolio securities are not relevant to Reserve’s money market funds, since they do not invest in corporate voting securities.

Clients may request a copy of any Hallmark Fund’s proxy voting records for the twelve month period ended June 30, 2004, without charge, by calling the Hallmark Funds toll free at 1-888-823-2867, or by sending a written request to: Hallmark Funds, 1250 Broadway, New York, NY 10001, Attention: Compliance Department.

The Board of Trustees shall review and approve such changes to these Policies and Procedures as it deems necessary from time to time.